EXHIBIT 99.3

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE ANNOUNCES CLOSING OF $300.0 MILLION OF SENIOR SUBORDINATED NOTES

Charlotte, NC – May 9, 2013 – Sonic Automotive, Inc. (NYSE: SAH) today announced the closing of its private offering of $300.0 million in aggregate principal amount of 5.0% Senior Subordinated Notes due 2023 (“Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (“Securities Act”) and in offshore transactions pursuant to Regulation S under the Securities Act. The Notes were issued at 100% of the principal amount thereof, resulting in a yield to maturity of 5.0%. A substantial portion of the net proceeds of this offering will be used to redeem all of Sonic’s outstanding 9.0% Senior Subordinated Notes due 2018 (“9.0% Notes”) pursuant to the optional redemption provisions of the indenture governing the 9.0% Notes.

The Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, this press release shall not be deemed a notice of redemption for the 9.0% Notes.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to the redemption of the 9.0% Notes. There are many factors that affect management’s views about future events and trends of our business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings with the Securities and Exchange Commission. Sonic does not undertake any obligation to update forward-looking information.